Consent of Independent Registered Public Accounting Firm
The Board of Trustees of the Sterling Capital Funds:
We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement for the Sterling Capital Corporate Fund and Sterling Capital Securitized Opportunities Fund .
/s/ KPMG LLP
Philadelphia, Pennsylvania
June 29, 2011